[LETTERHEAD]

BIOFORCE NANOSCIENCES HOLDINGS, INC.
Gregory D. Brown, Chief Financial Officer
515-233-8333 ext# 118
gbrown@bioforcenano.com

                                                           FOR IMMEDIATE RELEASE

      BIOFORCE NANOSCIENCES' REORGANIZES SENIOR MANAGEMENT TEAM TO REFLECT
                       TRANSITION TO COMMERCIAL ENTERPRISE

                Henderson to Focus on Scientific Side of Business

      Frey Brings 30 Years' Management and Operations Experience to CEO Job

AMES, IA, January 24, 2008 -- BioForce Nanosciences Holdings, Inc. (OTC BB:
BFNH), a producer of integrated biological and mechanical systems for life science researchers at the micro and nano scales, today announced that Kerry Frey, formerly President and Chief Operating Officer, will now be President and Chief Executive Officer. Eric Henderson, who was Chief Executive Officer, will now be Executive Vice President and Chief Science Officer, a newly created position.

Henderson, age 51, said, "I am very happy and excited about this change in our duties. I am a scientist by training and look forward to spending more time doing what I love - research. I intend to lead our efforts to develop new products to support our flagship device, the Nano eNabler(TM) molecular printer. The company is now at a stage where a genuine businessman needs to step into the CEO's job, and I have every confidence that Kerry is the right person for BioForce at this point in its development.

Frey, age 62, said, "BioForce has made the transition from a development-stage entity to a commercial enterprise, and we needed to structure our management team to reflect that progression and to ensure continued growth of our company. I have the background, training and experience to guide BioForce to where its shareholders want it to be.

"BioForce has made great strides in the last year or so culminating in a fourth quarter 2007 in which we sold 5 Nano eNablers, four of them through our overseas distributors. That brings the year's total to 9, and to 11 since inception. With customers on three continents, a US sales force actively pursuing business, and an expanding international distribution network, we are poised for a strong 2008."

Frey concluded, "In taking on these responsibilities, I can and will rely on our CFO, Greg Brown who has broad experience managing both startup companies and venture capital firms. Eric will, of course, continue to participate in the management of BioForce, but by freeing his scientific talents, we have actually leveraged his abilities to ensure that BioForce continues to develop innovative commercial products and research, remaining on the cutting edge of nano-biotechnology."


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About BioForce Nanosciences Holdings Inc.

BioForce Nanosciences creates products and solutions for the life sciences by integrating biological and mechanical systems at the micro and nano scales. BioForce's flagship product, the Nano eNabler(TM) molecular printer, gives the Company and its customers a platform for development and discovery by printing tiny domains of biological materials on surfaces with nanometer special precision. BioForce technology is being used in areas such as biosensor functionalization; pattering and cell adhesion; and the printing of proteins to guide neural cell growth. For more information, visit www.bioforcenano.com or call 515-233-8333.

This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in BioForce Nanosciences' most recent filings with the Securities and Exchange Commission. BioForce Nanosciences' actual results could differ materially from such forward-looking statements. BioForce assumes no duty to update these statements at any future date.

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